Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 10,050,049,460.75	0.0001531	$ 1,538,662.57
Fees Previously Paid
	Total Transaction Valuation:	$ 10,050,049,460.75
	Total Fees Due for Filing:			$ 1,538,662.57
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,538,662.57
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Transaction Agreement, dated as of July 8, 2025, by and among Merck Sharp & Dohme LLC, Vol Holdings LLC and Verona Pharma plc ("Verona Pharma"). (i) Title of each class of securities to which the transaction applies: Ordinary shares, nominal value GBP0.05 per share ("Verona ordinary shares"), of Verona Pharma, including all Verona ordinary shares underlying American Depositary Shares of Verona Pharma, each representing a beneficial ownership interest in eight (8) Verona ordinary shares ("Verona ADSs"). (ii) Aggregate number of securities to which the transaction applies: As of the close of business on July 31, 2025, the maximum number of Verona ordinary shares to which this transaction applies is estimated to be 759,319,294 (including Verona ordinary shares underlying Verona ADSs), which consists of: a. 689,536,894 issued and outstanding Verona ordinary shares; b. 31,859,296 Verona ordinary shares (represented by 3,982,412 Verona ADSs) underlying Verona Pharma Options that have an exercise price that is less than $107 per Verona ADS (equivalent to $13.375 per Verona ordinary share); c. 13,534,000 Verona ordinary shares (represented by 1,691,750 Verona ADSs) underlying Verona Pharma RSUs; and d. Up to 24,389,104 Verona ordinary shares (represented by 3,048,638 Verona ADS) underlying Verona Pharma PRSUs. (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on July 31, 2025, the underlying value of the transaction was calculated as the sum of: a. the product of 689,536,894 Verona ordinary shares multiplied by the $13.375 per Verona ordinary share consideration; b. the product of 3,982,412 Verona ADSs subject to issuance pursuant to outstanding Verona Pharma Options that have an exercise price per Verona ADS that is less than $107, multiplied by $80.42, which is the excess of $107 over $26.58, the weighted-average exercise price per Verona ADS of such Verona Pharma Options; c. the product of 13,534,000 Verona ordinary shares (represented by 1,691,750 Verona ADS) subject to issuance pursuant to outstanding Company RSU Awards multiplied by the $13.375 per Verona ordinary share consideration; and d. the product of 24,389,104 Verona ordinary shares (represented by 3,048,638 Verona ADS) underlying Company PRSU Awards multiplied by the $13.375 per Verona ordinary share consideration. (such sum, the "Total Consideration") In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001531.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A